Filed Pursuant to Rule 433

Registration Nos. 333-172621 and 333-172621-02

March 13, 2013

PRICING TERM SHEET

GlaxoSmithKline Capital Inc.

0.700% Notes due 2016

2.800% Notes due 2023

4.200% Notes due 2043

Fully and unconditionally guaranteed by

GlaxoSmithKline plc

Issuer:	GlaxoSmithKline Capital Inc.

Guarantor:	GlaxoSmithKline plc

0.700% Notes due 2016:

Principal Amount:	$1,250,000,000

Maturity Date:	March 18, 2016

Coupon:	0.700% per annum

Interest Payment Dates:	Semi-annually on March 18 and September 18, commencing September 18, 2013

Day Count Fraction:	30/360

Price to Public:	99.870%

Gross Proceeds to Issuer:	$1,248,375,000

Underwriting Discount and Commissions:	0.250%

Net Proceeds to Issuer:	$1,245,250,000

Benchmark Treasury:	0.375% due February 15, 2016

Benchmark Treasury Yield:	0.394%

Spread to Benchmark Treasury:	+ 35bp

Yield to Maturity:	0.744%

Make-Whole Call:	Treasury Rate (as defined in the preliminary prospectus supplement) plus 0.050%

CUSIP:	377372AG2

ISIN:	US377372AG20

2.800% Notes due 2023:

Principal Amount:	$1,250,000,000

Maturity Date:	March 18, 2023

Coupon:	2.800% per annum

Interest Payment Dates:	Semi-annually on March 18 and September 18, commencing September 18, 2013

Day Count Fraction:	30/360

Price to Public:	98.992%

Gross Proceeds to Issuer:	$1,237,400,000

Underwriting Discount and Commissions:	0.450%

Net Proceeds to Issuer:	$1,231,775,000

Benchmark Treasury:	2.000% due February 15, 2023

Benchmark Treasury Yield:	2.017%

Spread to Benchmark Treasury:	+ 90bp

Yield to Maturity:	2.917%

Make-Whole Call:	Treasury Rate (as defined in the preliminary prospectus supplement) plus 0.150%

CUSIP:	377372AH0

ISIN:	US377372AH03

4.200% Notes due 2043:

Principal Amount:	$500,000,000

Maturity Date:	March 18, 2043

Coupon:	4.200% per annum

Interest Payment Dates:	Semi-annually on March 18 and September 18, commencing September 18, 2013

Day Count Fraction:	30/360

Price to Public:	98.672%

Gross Proceeds to Issuer:	$493,360,000

Underwriting Discount and Commissions:	0.875%

Net Proceeds to Issuer:	$488,985,000

Benchmark Treasury:	2.750% due November 15, 2042

Benchmark Treasury Yield:	3.229%

Spread to Benchmark Treasury:	+ 105bp

Yield to Maturity:	4.279%

Make-Whole Call:	Treasury Rate (as defined in the preliminary prospectus supplement) plus 0.175%

CUSIP:	377372AJ6

ISIN:	US377372AJ68

Common Terms:

Trade Date:	March 13, 2013

Expected Settlement Date:	March 18, 2013 (T+3)

Business Day:	New York and London

Expected Listing:	New York Stock Exchange

Denominations:	$2,000 × $1,000

Anticipated Ratings:	A1 by Moody’s Investors Service, Inc. A+ by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC UBS Securities LLC

Co-Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

HSBC Securities (USA) Inc.

Mizuho Securities USA Inc.

Morgan Stanley & Co. LLC

RBS Securities Inc.

Standard Chartered Bank

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer and the guarantor have filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Deutsche Bank Securities Inc. toll-free at 800-503-4611, Goldman, Sachs & Co. toll-free at 866-471-2526, J.P. Morgan Securities LLC collect at 212-834-4533 or UBS Securities LLC toll-free at 877-827-6444, ext. 561 3884.

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